Press Release	Source: Left Right Marketing Technology Inc.

Chairman Rock Newman Completes a New York City Media Tour for the Launch of CrazyGrazer.com

Thursday October 7, 9:56 am ET

Visits With John McEnroe, Jim Rome, Don Imus and Many Others

LAS VEGAS--(BUSINESS WIRE)--Oct. 7, 2004-- Crazy Grazer LLC, a wholly owned subsidiary of Left Right Marketing Technology, Inc. (OTCBB:LRMK - News), announced today that Chairman Rock Newman has completed a number of memorable New York media appearances in support of their launch of the retail e-commerce site CrazyGrazer.com.

Since last Thursday, Mr. Newman has appeared on the such nationally syndicated shows as: "The Jim Rome Show", MSNBC/WFAN's "Imus In The Morning" show, ESPN's "Cold Pizza", Sporting News Radio, ESPNews and many other top market sports and business programs garnering an estimated 10 million media impressions, which translated into hundreds of thousands hits to CrazyGrazer.com and thousands of transactions over the past five days since launch.

However, Mr. Newman may have saved his best appearance for last night's episode of "McEnroe" in which he expressed his excitement for CrazyGrazer.com's recent launch by greeting the flamboyant CNBC host with a memorable smooch.

"I love CrazyGrazer.com, and at that moment I loved John McEnroe for letting me speak about what a great thing we have started here at CrazyGrazer.com," noted Mr. Newman. "I will not rest until CrazyGrazer.com is widely recognized as the undisputed market leader in retail E-Commerce."

Last Friday, October 1, 2004 Mr. Newman and President / CEO Mick Hall officially declared CrazyGrazer.com open for business from New York, NY. The site's launch officially enables customers to "graze where the grass is greener" and purchase any one of over 1.5 million products in 16 different categories including: Computers; Electronics; DVD's; Software; Videos; Books; Music; Sports & Outdoors; Toys; Video Games; Musical Instruments; Health & Beauty; Home Office & Supplies; Home & Appliances; Gifts & Gourmet; Cameras & Optics; and more.

In addition to the website, CrazyGrazer.com offers consumers the option to dial its 24-hour hotline 1-866-TO-GRAZE (1-866-864-7293) to shop using CrazyGrazer's friendly customer care representatives ready to assist them with all their personal shopping needs. For many, CrazyGrazer.com's 24-hour customer care center will offer a welcomed alternative to other E-Commerce company's automated directories and unfriendly service staff.

By year's end CrazyGrazer.com is scheduled to offer over 12 million different consumer products in a wide array of categories and anticipates the placement of their first branded Public Access Shopping Kiosks in time for the holiday shopping season with the CrazyGrazer.com "In Room Hotel Shopper" and wireless communication initiatives scheduled to launch in early 2005.

Investors and LRMK stockholders are urged to read LRMK's annual report on Form 10-KSB and Forms 8-K, available free of charge on the SEC's website, www.sec.gov.

About CrazyGrazer.com

CrazyGrazer.com is a wholly owned subsidiary of Left Right Marketing Technology, Inc. (OTCBB: LRMK - News). CrazyGrazer.com brings the best brands together in a customer-friendly store environment featuring a 24-hour customer care center staffed with respectful, hard working, helpful service representatives, and not automated systems. Crazygrazer.com is a company dedicated to building lasting, life-long relationships with customers.

About Left Right Marketing Technology, Inc.

Left Right Marketing Technology, Inc., (LRMK) traded on the Over-the-Counter Bulletin Board (OTCB: LRMK), owns and operates CrazyGrazer.com - a Nevada based e-commerce shopping mall (www.crazygrazer.com) - and has executed a letter of intent to acquire Neolink Wireless Content - a Los Angeles-based wireless broadcast company, currently operating two MobiTV (www.MobiTV.com) live television channels available to SPRINT PCS Vision cellular customers. In line with LRMK's vision, both companies are prepared to be ever changing and poised to respond to new developments in technology, unique product offerings and appeal to a diverse customer base.

Forward-Looking Statements: The statements in this press release regarding the company's overarching business plans, any opinions expressed about those plans, any benefits of the anticipated consumer impact from this announcement and media exposure, anticipated perceptions of stock holders based on this announcement and financial forecasts and savings, the Company's future success, the Company's ability to take advantage of market trends, the success of e-commerce, future opportunities and any other effect, result or aspect of the transactions and any other statements, which are not historical facts, are forward looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the integration of acquired business, costs, delays, and any other difficulties related to the outlet store launch, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Left Right Marketing Technology Inc.

Bonnie Smith, 702-260-9305

bsmith@crazygrazer.com

or

Alan Taylor Communications

Charles Leone, 212-714-1280

charles@alantaylor.com

Source: Left Right Marketing Technology Inc.